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Exhibit 99.2

Nicholas R. Tomassetti
P.M.B. #291
853 Vanderbilt Beach Road
Naples, FL 34108

February 21, 2002

Mr. Mickey P. Foret
Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, MN 55124

Re:    Pinnacle Airlines Corp.

Dear Mr. Foret: As we discussed, I have agreed to serve as a member of the Board of Directors of Pinnacle Airlines Corp., a Delaware corporation (the "Company"), which will become the parent company of Pinnacle Airlines, Inc. (formerly Express Airlines I, Inc.) operating as a Northwest Airlink carrier. I understand I will be elected as a director of the Company at the time of the Company's initial public offering. I consent to being named as a future Board member of the Company in the Form S-1 registration statement being filed in connection with the Company's initial public offering.

Very truly yours,
/s/ NICHOLAS R. TOMASSETTI

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Nicholas R. Tomassetti P.M.B. #291 853 Vanderbilt Beach Road Naples, FL 34108